EXHIBIT 12.2

FILED BY EDGAR

June 25, 2003

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re:

Rio Narcea Gold Mines, Ltd.

Form 20-F Annual Report (2002)

Consent of Expert

Alan C. Noble, the undersigned, hereby consents to being named in the Company’s Annual Report for year ended December 31, 2002 as having reviewed the matters set forth in Item 4. Information on the Company – A. Recent Developments -- Off-take Agreement Signed for Aguablanca Project, Item 4. Information on the Company -- D.  Property, Plant and Equipment – Title to Properties in relation to the provision of updates of mineral reserves for gold operations and Item 4. Information on the Company -- D.  Property, Plant and Equipment – Drilling and Sampling Procedures in connection with the preparation of the mineral resource and reserve estimates and the designing of the spacing of the drill holes for reserve calculation and mine planning at El Valle.

Sincerely,

/s/ Alan C. Noble

Alan C. Noble, P.E.

Ore Reserves Engineering

Lakewood, Colorado

June 25, 2003